Exhibit 99

Eaton Reports Third Quarter Net Income and Operating Earnings Per Share of $1.15

Net Income Per Share up 20 Percent over Third Quarter of 2015

Operating Earnings Per Share up 19 Percent over Third Quarter of 2015

Midpoint of Full Year Earnings Per Share Guidance Reduced by 2 Percent

Announces Expanded Restructuring Program

DUBLIN--(BUSINESS WIRE)--November 1, 2016--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and operating earnings per share were $1.15 for the third quarter of 2016. Net income per share in the third quarter of 2016 was up 20 percent over the third quarter of 2015. Operating earnings per share, which exclude $1 million of acquisition integration charges in the third quarter of 2016 and $10 million in the third quarter of 2015, were up 19 percent over the third quarter of 2015.

Sales in the third quarter of 2016 were $5.0 billion, down 4 percent from the same period in 2015. The sales decline consisted of 3 percent from a decline in organic sales and 1 percent from negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our third quarter operating earnings per share were at the midpoint of our guidance despite third quarter sales coming in 1 percent lower than our expectations. We had previously expected organic sales for the third quarter to be the same as in the second quarter.

“Our segment margins were strong, at 16.0 percent, and excluding restructuring costs incurred in the quarter, 16.5 percent,” said Arnold. “Our strong margins were a result of tight cost control and higher restructuring savings. Our restructuring costs in the quarter came in at $23 million, slightly under our estimate at the start of the quarter.

“Our operating cash flow in the third quarter was $798 million, keeping us on trajectory to meet our cash flow guidance for the year,” said Arnold. “We continued to return substantial cash to our shareholders, repurchasing $243 million of our shares in the quarter. So far in 2016, our repurchases total $567 million, 2.0 percent of our shares outstanding at the beginning of the year.

“Looking at full-year 2016, we now expect a decline in organic revenue of approximately 4 percent,” said Arnold. “We are maintaining our estimate of the impact of negative currency translation at $225 million.

“We anticipate net income and operating earnings per share for the fourth quarter of 2016 to be between $1.05 and $1.15,” said Arnold. “For the full year, we expect net income and operating earnings per share to be between $4.15 and $4.25, a decline of 2 percent at the midpoint from our prior guidance.

“The decline in orders in several of our end markets in the third quarter suggests to us that sales in the fourth quarter of 2016 and in 2017 are likely to be soft,” said Arnold. “As a result, we anticipate expanding our 2017 restructuring program to a cost of $180 million, compared to our prior guidance of $130 million.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, flat compared to the third quarter of 2015. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $332 million, up 2 percent over the third quarter of 2015.

“Our operating margins in the third quarter were 18.8 percent,” said Arnold. “Our bookings in the third quarter in the Electrical Products segment were down 1 percent from the third quarter of 2015, driven by a decline in the Americas while EMEA and APAC were flat.”

Sales for the Electrical Systems and Services segment were $1.4 billion, down 3 percent from the third quarter of 2015. Organic sales were down 2 percent and currency translation was negative 1 percent. Segment operating profits were $197 million, up 18 percent over the third quarter of 2015.

“Our operating margins were 13.7 percent, and excluding restructuring costs of $7 million, 14.2 percent,” said Arnold. “While an improvement over the second quarter of 2016, our margins are still being negatively impacted by weakness in large industrial projects and oil and gas markets.

“Bookings in the third quarter were down 5 percent from the third quarter of 2015, driven by declines in the Americas and EMEA,” said Arnold. “Orders in APAC showed double-digit growth during the quarter.”

Hydraulics segment sales were $562 million, down 6 percent from the third quarter of 2015, entirely due to a decline in organic sales. Operating profits in the third quarter were $61 million, an increase of 39 percent over the third quarter of 2015.

“Our operating margins in the quarter were 10.9 percent, and excluding restructuring costs of $10 million, 12.6 percent,” said Arnold. “Hydraulics orders in the third quarter of 2016 were down 3 percent, with a modest decline in the Americas, a larger decline in EMEA, and growth in APAC.”

Aerospace segment sales were $436 million, down 3 percent from the third quarter of 2015, entirely due to negative currency translation. Operating profits in the third quarter were $88 million, up 11 percent over the third quarter of 2015.

“Our operating margins in the quarter were a record 20.2 percent,” said Arnold. “Bookings in the quarter were up 15 percent compared to the third quarter of 2015, driven by strong growth in commercial and military OEM orders. Aftermarket orders grew 5 percent, with particular strength on the commercial side.”

The Vehicle segment posted sales of $786 million, down 12 percent from the third quarter of 2015, entirely due to a decline in organic sales. Operating profits in the third quarter were $122 million, down 10 percent from the third quarter of 2015.

“Our operating margins in the quarter were 15.5 percent, and excluding restructuring costs of $5 million, 16.2 percent,” said Arnold.

“North American Class 8 truck production declined 35 percent in the third quarter of 2016 compared to the third quarter of 2015,” said Arnold. “We now expect full-year 2016 production to be 225,000 units.”

Eaton is a power management company with 2015 sales of $20.9 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning fourth quarter 2016 operating earnings per share, full-year 2016 operating earnings per share, 2016 organic revenue growth, the effects of currency translation, the costs and benefits of planned restructuring actions, and growth in our end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the nine months ended September 30, 2016 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2016	2015	2016	2015
Net sales	$4,987	$5,203	$14,880	$15,798

Cost of products sold	3,371	3,597	10,081	10,865
Selling and administrative expense	853	907	2,642	2,723
Research and development expense	146	156	444	472
Interest expense - net	59	59	173	175
Other income - net	(15)	(3)	(28)	(27)
Income before income taxes	573	487	1,568	1,590
Income tax expense	51	42	151	143
Net income	522	445	1,417	1,447
Less net loss for noncontrolling interests	1	1	1	—
Net income attributable to Eaton ordinary shareholders	$523	$446	$1,418	$1,447

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.15	$0.96	$3.09	$3.09
Basic	1.15	0.96	3.10	3.10

Weighted-average number of ordinary shares outstanding
Diluted	455.6	466.4	457.9	468.5
Basic	453.9	465.1	456.5	466.8

Cash dividends declared per ordinary share	$0.57	$0.55	$1.71	$1.65

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$523	$446	$1,418	$1,447
Excluding acquisition integration charges (after-tax)	1	7	2	22
Operating earnings	$524	$453	$1,420	$1,469

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.15	$0.96	$3.09	$3.09
Excluding per share impact of acquisition integration charges (after-tax)	—	0.01	—	0.05
Operating earnings per ordinary share	$1.15	$0.97	$3.09	$3.14

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2016	2015	2016	2015
Net sales
Electrical Products	$1,767	$1,771	$5,231	$5,246
Electrical Systems and Services	1,436	1,487	4,207	4,437
Hydraulics	562	599	1,702	1,907
Aerospace	436	449	1,328	1,367
Vehicle	786	897	2,412	2,841
Total net sales	$4,987	$5,203	$14,880	$15,798

Segment operating profit
Electrical Products	$331	$322	$924	$858
Electrical Systems and Services	197	164	534	573
Hydraulics	61	44	161	184
Aerospace	88	79	251	233
Vehicle	122	136	377	490
Total segment operating profit	799	745	2,247	2,338

Corporate
Amortization of intangible assets	(99)	(102)	(297)	(306)
Interest expense - net	(59)	(59)	(173)	(175)
Pension and other postretirement benefits expense	(18)	(38)	(45)	(99)
Other corporate expense - net	(50)	(59)	(164)	(168)
Income before income taxes	573	487	1,568	1,590
Income tax expense	51	42	151	143
Net income	522	445	1,417	1,447
Less net loss for noncontrolling interests	1	1	1	—
Net income attributable to Eaton ordinary shareholders	$523	$446	$1,418	$1,447

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
(In millions)
Assets
Current assets
Cash	$494	$268
Short-term investments	213	177
Accounts receivable - net	3,659	3,479
Inventory	2,328	2,323
Prepaid expenses and other current assets	393	369
Total current assets	7,087	6,616

Property, plant and equipment - net	3,506	3,565

Other noncurrent assets
Goodwill	13,434	13,479
Other intangible assets	5,689	6,014
Deferred income taxes	412	362
Other assets	1,109	960
Total assets	$31,237	$30,996

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1	$426
Current portion of long-term debt	550	242
Accounts payable	1,790	1,758
Accrued compensation	388	366
Other current liabilities	1,866	1,833
Total current liabilities	4,595	4,625

Noncurrent liabilities
Long-term debt	7,881	7,746
Pension liabilities	1,532	1,586
Other postretirement benefits liabilities	429	440
Deferred income taxes	366	390
Other noncurrent liabilities	988	978
Total noncurrent liabilities	11,196	11,140

Shareholders’ equity
Eaton shareholders’ equity	15,404	15,186
Noncontrolling interests	42	45
Total equity	15,446	15,231
Total liabilities and equity	$31,237	$30,996

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE THIRD QUARTER 2016 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Three months ended September 30
	2016	2015	2016	2015	2016	2015
Business segment
Electrical Products	$1	$5	$331	$322	$332	$327
Electrical Systems and Services	—	3	197	164	197	167
Hydraulics	—	—	61	44	61	44
Aerospace	—	—	88	79	88	79
Vehicle	—	—	122	136	122	136
Total business segments	1	8	$799	$745	$800	$753
Corporate	—	2
Total acquisition integration charges before income taxes	1	10
Income taxes	—	3
Total after income taxes	$1	$7
Per ordinary share - diluted	$—	$0.01
*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges*
	Nine months ended September 30
	2016	2015	2016	2015	2016	2015
Business segment
Electrical Products	$2	$17	$924	$858	$926	$875
Electrical Systems and Services	1	10	534	573	535	583
Hydraulics	—	2	161	184	161	186
Aerospace	—	—	251	233	251	233
Vehicle	—	—	377	490	377	490
Total business segments	3	29	$2,247	$2,338	$2,250	$2,367
Corporate	—	4
Total acquisition integration charges before income taxes	3	33
Income taxes	1	11
Total after income taxes	$2	$22
Per ordinary share - diluted	$—	$0.05
*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2016 related to the integration of Ephesus Lighting, Inc. (Ephesus) and Oxalis Group Ltd. (Oxalis), which were acquired in 2015. The charges associated with Ephesus were included in Cost of products sold and Selling and administrative expense, while the charges associated with Oxalis were included in Cost of products sold. Business segment acquisition integration charges in 2015 related primarily to the integration of Cooper Industries plc (Cooper), which was acquired in 2012. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Corporate integration charges in 2015 also related to the integration of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.

CONTACT:
Eaton Corporation plc
Scott R. Schroeder, Media Relations, +1-440-523-5150
scottrschroeder@eaton.com
or
Don Bullock, Investor Relations, +1-440-523-5127